Exhibit 24

POWER OF ATTORNEY

Agilysys, Inc. (the “Company”) intends to file a Post-Effective Amendment to its Registration Statement on Form S-8 to deregister shares of the Company’s Common Shares previously offered in connection with The Retirement Plan of Agilysys, Inc. Each of the persons signing his name below hereby constitutes and appoints, as of the date set forth below, Kyle C. Badger and Robert R. Ellis, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign in any and all capacities and file (i) such registration statement with all exhibits thereto and other documents in connection therewith, (ii) any and all amendments, post-effective amendments and supplements thereto, and (iii) any and all applications or other documents pertaining to such securities or such registration or deregistration, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney has been signed in the respective capacities indicated below on March 20, 2012.

Name	Title

/s/ James H. Dennedy James H. Dennedy	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Keith M. Kolerus Keith M. Kolerus	Chairman of the Board

/s/ R. Andrew Cueva R. Andrew Cueva	Director

/s/ Robert A. Lauer Robert A. Lauer	Director

/s/ Robert G. McCreary III Robert G. McCreary III	Director

/s/ John Mutch John Mutch	Director